EXHIBIT 4.5

THE SECURITIES REPRESENTED BY THIS PURCHASE OPTION HAVE BEEN ACQUIRED FOR INVESTMENT. THIS PURCHASE OPTION AND THE  SHARES OF COMMON STOCK AND WARRANTS ISSUABLE UPON EXERCISE OF THIS PURCHASE OPTION (AND THE SHARES OF COMMON STOCK UNDERLYING SUCH WARRANTS) MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND UNDER STATE SECURITIES LAWS.  THIS PURCHASE OPTION AND THE SHARES OF COMMON STOCK AND WARRANTS ISSUABLE UPON EXERCISE OF THIS PURCHASE OPTION (AND THE SHARES OF COMMON STOCK UNDERLYING SUCH WARRANTS) MAY NOT BE PLEDGED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO THE EXPRESS PROVISIONS OF PURCHASE OPTION, AND NO SALE, ASSIGNMENT, TRANSFER, OR OTHER DISPOSITION OF PURCHASE OPTION SHALL BE VALID OR EFFECTIVE UNLESS AND UNTIL SUCH PROVISIONS SHALL HAVE BEEN COMPLIED WITH.

Date of Issuance: _________________, 2010
CELSIUS HOLDINGS, INC.
Unit Purchase Option
(Common Stock and Warrants)
(Void after ________________, 2015)

Celsius Holdings, Inc., a Nevada corporation (the “Company”), for value received, hereby certifies and agrees that ________________________ or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time on or after the date hereof (the “Date of Issuance”) and on or before ____________, 2013 at not later than 5:00 p.m. New York time (such date and time, the “Expiration Time”), ___________________________ (___________) units (“Units”), each Unit consisting of four (4) duly authorized, validly issued, fully paid and nonassessable shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and one common stock purchase warrant (“Warrant”) at an initial exercise price equal to $______ per unit, subject to adjustment in certain cases as described herein.  The Warrants are identical to, of the same class and have the same terms as the warrants issued in the offering of units by the Company pursuant to the underwriting agreement, dated as of _____, 2010 (“Underwriting Agreement”) by and among the Company and the underwriters of such offering  pursuant to the prospectus, dated ______, 2010 (the “Offering”).  The shares issuable upon exercise of this Purchase Option are hereinafter referred to as the “Option Shares” or “Shares,”  the Warrants issuable upon exercise of this Purchase Option are referred to herein as the “Option Warrants” or “Warrants” and the purchase price per Unit is referred to hereinafter as the “Exercise Price.”  The term “this Purchase Option” as used herein shall include this Purchase Option and any other purchase option delivered in substitution or exchange therefor, as provided herein. This Purchase Option is issued pursuant to the terms of the Underwriting Agreement.

1. Exercise.

1.1 Method of Exercise

(a) This Purchase Option may be exercised by the Registered Holder, in whole or in part, by surrendering this Purchase Option, with a Notice of Exercise in the form of Annex A hereto (the “Notice of Exercise”) duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company set forth in Section 10 hereof, or at such other office or agency as the Company may designate in writing pursuant to Section 10 hereof (the “Company’s Office”), accompanied by payment in full with good, cleared funds, in lawful money of the United States, of the Exercise Price payable in respect of the number of Units purchased upon such exercise or by surrendering the this Purchase Option pursuant to Section 1.2 below.

(b) Each exercise of this Purchase Option shall be deemed to have been effected immediately prior to the close of business on the day on which the Notice of Exercise shall be received by the Company as provided in Section 1.1(a) hereof. At such time, the person or persons in whose name or names any certificates for Option Shares and/or Option Warrants shall be issuable upon such exercise as provided in Section 1.1(c) hereof shall be deemed to have become the holder or holders of record of the Options Shares and/or Warrants represented by such certificates.

(c) As soon as practicable after the exercise of this Purchase Option, in full or in part, and in any event within ten (10) days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of full Option Shares and/or Option Warrants to which such Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional security to which such Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii) in case such exercise is in part only, a new this Purchase Option or this Purchase Options (dated the date hereof) of like tenor, representing in the aggregate on the face or faces thereof the number of  Units called for on the face of this Purchase Option minus the number of Units purchased by the Registered Holder upon such exercise or surrender as provided herein.

1.2 Exercise by Surrender of this Purchase Option.  In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Option is exercisable in the manner required by Section 1.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into Units

(“Conversion Right”) as follows:  upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units equal to the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the this Purchase Option being converted by (y) the Current Market Value (as defined below).  The “Value” of the portion of the this Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of this Purchase Option being converted from (b) the Current Market Value of a Unit multiplied by the number of Units underlying the portion of the this Purchase Option being converted.  As used herein, the term “Current Market Value” per Unit at any date means the remainder derived from subtracting (x) the exercise price of the Warrants multiplied by the number of shares of Common Stock issuable upon exercise of the Warrants underlying one Unit from (y) the Current Market Price of the Common Stock multiplied by the number of shares of Common Stock underlying the Warrants and the Common Stock issuable upon exercise of one Unit.  Notwithstanding the foregoing, in the event that the Units are still trading, the “Current Market Value” of the Units shall mean (i) if the Units are listed on a national securities exchange or quoted on Nasdaq or NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the last sale price of the Units in the principal trading market for the Units as reported by the exchange, Nasdaq or the NASD, as the case may be, on the last trading day preceding the date in question; or (ii) if the Units are not listed on a national securities exchange or quoted on Nasdaq or the NASD OTC Bulletin Board (or successor exchange), but is traded in the residual over-the-counter market, the closing bid price for Units on the last trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations.  The “Current Market Price” of a share of Common Stock shall mean (i) if the Common Stock is listed on a national securities exchange or quoted on Nasdaq or NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the last sale price of the Common Stock in the principal trading market for the Common Stock as reported by the exchange, Nasdaq or the NASD, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on Nasdaq or the NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), but is traded in the residual over-the-counter market, the closing bid price for the Common Stock on the last trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

1.3 Mechanics of Cashless Exercise.  The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the this Purchase Option with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.

2. Securities to be Fully Paid; Reservation of Securities. The Company covenants that all shares of Common Stock and Warrants which may be issued upon the exercise of the rights represented by this Purchase Option (and the shares of Common Stock which may be issued upon exercise of such Warrants) will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable, and free from preemptive rights and free from all taxes, liens, duties and charges with respect thereto and, in addition, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Exercise Price.  The Company further covenants that, from and after the Date of Issuance and during the period within which the rights represented by this Purchase Option may be exercised, the Company will at all times have authorized and reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Purchase Option, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Purchase Option (and the exercise of the Warrant issuable hereunder).  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of this Purchase Option (and the Warrant issuable hereunder), the Company shall take any and all corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock (and all Warrants and the shares of Common Stock issuable upon exercise of the Warrants) may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock and/or Warrants of the Company may be listed.

3. Fractional Shares. The Company shall not be required upon the exercise of this Purchase Option to issue any fractional shares or Warrants, but shall make an adjustment therefor in cash on the basis of the Market Value for each fractional share of the Company’s Common Stock and fractional Warrants which would be issuable upon exercise of this Purchase Option.

4. Requirements for Transfer.

(a) Register. The Company will maintain a register (the “this Purchase Option Register”) containing the names and addresses of the Registered Holder or Registered Holders. Any Registered Holder of this Purchase Option or any portion thereof may change its address as shown on the this Purchase Option Register by written notice to the Company requesting such change, and the Company shall promptly make such change. Until this Purchase Option is transferred on the this Purchase Option Register of the Company, the Company may treat the Registered Holder as shown on the this Purchase Option Register as the absolute owner of this Purchase Option for all purposes, notwithstanding any notice to the contrary, provided, however, that if and when this Purchase Option is properly assigned in blank, the Company may, but shall not be obligated to, treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

(b) Agent. The Company may, by written notice to the Registered Holder, appoint an agent for the purpose of maintaining the this Purchase Option Register referred to in Section 4(a) hereof, issuing the Common Stock and Warrants issuable upon the exercise of this Purchase Option, exchanging this Purchase Option, replacing this Purchase Option or any or all of the foregoing. Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, may be made at the office of such agent.

(c) Transfer. Subject to the provisions of applicable securities laws and this Section 4, this Purchase Option and all rights hereunder are transferable, in whole or in part, upon the surrender of this Purchase Option with a properly executed Assignment Form in substantially the form attached hereto as Annex B (the “Assignment”) at the principal office of the Company.

(d) Exchange of Warrant Upon a Transfer. On surrender of this Purchase Option for exchange, properly endorsed on the Assignment and subject to the provisions of this Purchase Option and limitations on assignments and transfers as contained in this Section 4, the Company at its expense shall issue to or on the order of the Registered Holder a new warrant or warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (on payment by the Registered Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof.

(e) Certain restrictions.  Notwithstanding anything to the contrary, neither this Purchase Option nor the shares of Common Stock or Warrants issuable upon exercise  hereof (or the shares issuable upon the exercise of such Warrants) shall be sold by the Registered Holder during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction by the Registered Holder that would result in the effective economic disposition of this Purchase Option or the Common Stock underlying this Purchase Option for a period (“Restricted Period”) of 180 days immediately following the date of commencement of the Offering.  Notwithstanding the foregoing, the following shall not be prohibited during the Restricted Period:

(i) the transfer of any security;

A. by operation of law or by reason of reorganization of the Company or the Registered Holder;

B. to any FINRA member participating in the Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restrictions above for the remainder of the Restricted  Period;

C. if the aggregate amount of securities of the Company held by the Registered Holder does not exceed 1% of the securities being offered; or

D. that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund.

(ii) the exercise of this Purchase Option if all securities received upon such exercise remain subject to the lock-up restrictions of this Section for the remainder of the Restricted Period.

5. Registration Rights.

5.1 Demand Registration.

5.1.1 Grant of Right. The Company, upon written demand (an “Demand Notice”) of the Holder(s) of at least 51% (the “Majority Holders”) of this Purchase Option or the underlying Shares or underlying Warrants agrees to register all or any portion of the Shares and Warrants underlying this Purchase Option and the Shares underlying the Warrants (collectively, the “Registrable Securities”) as requested by the Majority Holders. The Company will file a registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within sixty (60) days after receipt of the Initial Demand Notice and use its commercially reasonable efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter, subject to compliance with review by the SEC. The demand for registration may be made at any time beginning on the Commencement Date. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Warrant and/or the Registrable Securities within ten (10) days from the date of the receipt of any such Demand Notice.  [Notwithstanding anything to the contrary, if a demand for registration is made under this Section 5.1 during the first fiscal quarter of any year, the Company shall have the right to delay filing the registration statement to a date no later than the later of (1) the original 60 day requirement above and (2) ten days after the timely filing of its Annual Report on Form 10-K for the most recently completed fiscal year.  Further, if the Board reasonably determines in good faith that it is not in the overall best interest of the Company to file such a registration statement at the time demand is made because of an offering or transaction already approved by the board, the Company shall have the right to delay filing of the requested registration statement for an additional 30 days (or 90 days total from the date of the Demand Notice).  The period of any deferment or delay in accordance with any of the foregoing shall be tacked on to the end of the term of these registration rights under Section ______. ][Note: This addresses prior company counsel comment; but would question why it is necessary when company already has 60 days from notice to file][Let’s discuss]

5.1.2 Terms.  The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses (up to a maximum of $10,000)  of one legal counsel selected by the Majority Holders to represent them in connection with the registration of the Registrable Securities, but the Holders shall pay any and all underwriting commissions.  The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such States as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause (i) the Company to be obligated to qualify to do business in such State, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 5.1.1 to remain effective for a period of the later of (1) the exercise period of this Purchase Option and (2) two years from the effective date of such registration statement or post-effective amendment.

5.2 “Piggy-Back” Registration.

5.2.1 Grant of Right.  In addition to the demand right of registration, the Holders of the this Purchase Options shall have the right for a period of seven years commencing on the Effective Date, to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8); provided, however, that if, in the written opinion of the Company’s managing underwriter or underwriters, if any, for such offering, the inclusion of the Registrable Securities, when added to the securities being registered by the Company or the selling stockholder(s), will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to their then current market value, and (ii) without materially and adversely affecting the entire offering, then the Company will still be required to include the Registrable Securities, but may require the Holders to agree, in writing, to delay the sale of all or any portion of the Registrable Securities for a period of 90 days from the effective date of the offering, provided, further, that if the sale of any Registrable Securities is so delayed, then the number of securities to be sold by all stockholders in such public offering during such 90 day period shall be apportioned pro rata among all such selling stockholders, including all holders of the Registrable Securities, according to the total amount of securities of the Company owned by said selling stockholders, including all holders of the Registrable Securities.

5.2.2 Terms.  The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses (up to a maximum of $10,000) of one legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities but the Holders shall pay any and all underwriting commissions related to the Registrable Securities.  In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than fifteen days written notice prior to the proposed date of filing of such registration statement.  Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the this Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold.  The holders of the Registrable Securities shall exercise the “piggy back” rights provided for herein by giving written notice, within ten days of the receipt of the Company’s notice of its intention to file a registration statement.  The Company shall cause any registration statement filed pursuant to the above “piggyback” rights to remain effective for at least nine months from the date that the Holders of the Registrable Securities are first given the opportunity to sell all of such securities.

5.3 Damages.  Should the registration or the effectiveness thereof required by Sections 5.1 and 5.2 hereof be delayed by the Company or the Company otherwise fails to comply with such provisions, the Company shall, in addition to any other equitable or other relief available to the Holder(s), be liable for any and all incidental, special and consequential damages sustained by the Holder(s), including, but not limited to, the loss of any profits that might have been received by the holder upon the sale of shares of Common Stock or Warrants (and shares of Common Stock underlying the Warrants) underlying this Purchase Option.

5.4 General Terms.

5.4.1 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the Underwriter and the Company or between the Underwriter and any third party or otherwise) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriters contained in Section 7 of the Underwriting Agreement.  The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 7 of the Underwriting Agreement pursuant to which the Underwriters have agreed to indemnify the Company.

5.4.2 Exercise of this Purchase Options.  Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise their this Purchase Options or Warrants underlying such this Purchase Options prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.4.3 Documents Delivered to Holders.  The Company shall furnish Ladenburg Thalmann & Co, Inc., as representative of the Holders participating in any of the foregoing offerings, a signed counterpart, addressed to the participating Holders, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities.  The Company shall also deliver promptly to Ladenburg Thalmann & Co., Inc., as representative of the Holders participating in the offering, the correspondence and memoranda described below and copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit Ladenburg Thalmann & Co., Inc., as representative of the Holders, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. (“NASD”).  Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as Ladenburg Thalmann & Co., Inc., as representative of the Holders, shall reasonably request.  The Company shall not be required to disclose any confidential information or other records to Ladenburg Thalmann & Co, Inc., as representative of the Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

5.4.4 Underwriting Agreement.  The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Section 5, which managing underwriter shall be reasonably acceptable to the Company.  Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter.  The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders.  Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution.  Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type used by the managing underwriter.  Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5.  Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.4.5 Rule 144 Sale.  Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation pursuant to Sections 5.1 or 5.2 for the registration of Registrable Securities held by any Holder (i) where such Holder would then be entitled to sell under Rule 144 within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities then held by such Holder, and (ii) where the number of Registrable Securities held by such Holder is within the volume limitations under paragraph (e) of Rule 144 (calculated as if such Holder were an affiliate within the meaning of Rule 144).

5.4.6 Supplemental Prospectus.  Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6. Adjustment.

6.1 Adjustments to Exercise Price and Number of Securities.  The Exercise Price and the number of Units underlying the this Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Stock Dividends   Split Ups.  If after the date hereof, and subject to the provisions of Section 6.4 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares.  In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.2 Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 6.4, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares.  In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.3 Replacement of Securities upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Option and the underlying Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3.  The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4 Changes in Form of this Purchase Option.  This form of this Purchase Option need not be changed because of any change pursuant to this Section, and this Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the this Purchase Options initially issued pursuant to this Agreement.  The acceptance by any Holder of the issuance of new this Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2 [Intentionally Omitted]

6.3 Substitute this Purchase Option.  In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental this Purchase Option providing that the holder of each this Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such this Purchase Option) to receive, upon exercise of such this Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such this Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental this Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.4 Elimination of Fractional Interests.  The Company shall not be required to issue certificates representing fractions of shares of Common Stock or Warrants upon the exercise of the this Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Warrants, shares of Common Stock or other securities, properties or rights.

7. Reservation and Listing.  The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of the this Purchase Options or the Warrants underlying the this Purchase Option, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof.  The Company covenants and agrees that, upon exercise of the this Purchase Options and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder.  The Company further covenants and agrees that upon exercise of the Warrants underlying the this Purchase Options and payment of the respective Warrant exercise price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder.  As long as the this Purchase Options shall be outstanding, the Company shall use its best efforts to cause all (i) Units and shares of Common Stock issuable upon exercise of the this Purchase Options, (iii) Warrants issuable upon exercise of the this Purchase Options and (iv) shares of Common Stock issuable upon exercise of the  Warrants included in the Units issuable upon exercise of the this Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges or Nasdaq, as applicable on which the Common Stock or the Warrants issued to the public in accordance with the Underwriting Agreement may then be listed and/or quoted.

8. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, sale or transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Purchase Option but will at all times in good faith carry out all such terms and take all such actions as may be reasonably necessary or appropriate in order to protect the rights herein of the holder of this Purchase Option against dilution or other impairment.

9. Notices of Record Date, Etc.  In case the Company shall take a record of the holders of its Common Stock or Warrants (or other stock or securities at the time deliverable upon the exercise of this Purchase Option) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company; or of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Purchase Option a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock or Warrants (or such other stock or securities at the time deliverable upon the exercise of this Purchase Option) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  The Company will use commercially reasonable efforts to cause such notice to be mailed promptly, and in any event, at least twenty (20) business days prior to the record date or effective date for the event specified in such notice unless such prior notice is waived by the Registered Holder in writing.

10. No Rights of Stockholders.  Subject to other Sections of this Purchase Option, the Registered Holder shall not be entitled to vote, to receive dividends or subscription rights, nor shall anything contained herein be construed to confer upon the Registered Holder, as such, any of the rights of a stockholder of the Company, including without limitation any right to vote for the election of directors or upon any matter submitted to stockholders, to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise), to receive notices, or otherwise, until the this Purchase Option shall have been exercised as provided herein.

11. Replacement of this Purchase Option. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Purchase Option and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Purchase Option, the Company will issue, in lieu thereof, a new this Purchase Option of like tenor.

12. Mailing of Notices, Etc.

(a) All notices, requests, consents, and other communications in connection with this Purchase Option shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) business day after being sent via a reputable overnight courier service guaranteeing next business day delivery in the Holder’s country or region, or (iii) on actual receipt if delivered by facsimile or by hand, in each case delivery shall be made to the intended recipient as set forth below:

If to the Company:

Celsius Holdings, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attention:  CEO and CFO
Facsimile:  (561) 276-2268

If to the Registered Holder:

To the address set forth in the this Purchase Option Register as described in Section 4 hereof

With a copy in all cases to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174
Facsimile No.: (212) 818-8881
Attention: David Alan Miller, Esq.
and

Arnstein & Lehr LLP
200 East Las Olas Boulevard
Suite 1700
Fort Lauderdale, Florida 33301-2299
Attention:  Dale S. Bergman, Esq.
Facsimile: (954) 713-7738

13. Change or Waiver. Any term of this Purchase Option may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

14. Headings. The headings in this Purchase Option are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Purchase Option.

15. Severability.  If any provision of this Purchase Option shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this Purchase Option.

16. Governing Law and Submission to Jurisdiction.  This Purchase Option will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict or choice of laws of any jurisdiction.  The parties hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive.

17. Supplements and Amendments.  The Company and the Registered Holder may from time to time supplement or amend this Purchase Option in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Holder may deem necessary or desirable.

18. Successors.  All the covenants and provisions of this Purchase Option shall be binding upon and inure to the benefit of the Company and the Registered Holder and their respective successors and assigns hereunder.

19. Benefits of this Purchase Option.  Nothing in this Purchase Option shall be construed to give to any person, entity or corporation other than the Company and the Registered Holder of the Warrant Certificate any legal or equitable right, remedy or claim under this Purchase Option; and this Purchase Option shall be for the sole and exclusive benefit of the Company and the Registered Holder of the Warrant Certificate.

IN WITNESS WHEREOF, CELSIUS HOLDINGS, INC. has caused this Purchase Option to be signed by its duly authorized officers under its corporate seal and to be dated on the day and year first written above.

CELSIUS HOLDINGS, INC.

By:_________________________________
Name:
Title:

Form to be used to exercise this Purchase Option:

Celsius Holdings, Inc.

Date:_________________, 201____

The undersigned hereby elects irrevocably to exercise all or a portion of the within this Purchase Option and to purchase ____ Units of Celsius Holdings, Inc., and hereby makes payment of $____________ (at the rate of $_________ per Unit) in payment of the Exercise Price pursuant thereto.  Please issue the Common Stock and Warrants to which this Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase ________ Units purchasable under the within this Purchase Option by surrender of the unexercised portion of the attached this Purchase Option (with a “Value” based of $_______ based on a “Market Price” of $_______).  Please issue the securities comprising the Units as to which this Purchase Option is exercised in accordance with the instructions given below.

______________________________
Signature

______________________________
Signature Guaranteed

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name_____________________________________________________________
(Print in Block Letters)

Address__________________________________________________________

NOTICE: The signature to this form must correspond with the name as written upon the face of the within this Purchase Option in every particular without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

Form to be used to assign this Purchase Option:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within this Purchase Option):

FOR VALUE RECEIVED,_______________________________________ does hereby sell, assign and transfer unto___________________________________________ the right to purchase ________ Units of Celsius Holdings, Inc. (“Company”) evidenced by the within this Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:___________________, 201____

__________________________
Signature

____________________________
Signature Guaranteed

NOTICE: The signature to this form must correspond with the name as written upon the face of the within this Purchase Option in every particular without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

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